Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Awarded $1.5 Million in Grants under the Qualifying Therapeutic Discovery Project Program

ST. LOUIS, MO, November 4, 2010—Stereotaxis, Inc. (NASDAQ: STXS) announced today that it has been awarded $1.5 million in grants under the Qualifying Therapeutic Discovery Project Program that was enacted under the Patient Protection and Affordable Care Act of 2010.  The program targets projects that show potential to produce new therapies or medical technology that assists in the delivery or administration of therapeutics, addresses unmet medical needs and reduces the long-term growth of health care costs.  Stereotaxis was awarded the grants for 2009 and 2010 projects related to the Company’s Niobe® Remote Magnetic Navigation System and OdysseyTM system, which are designed to provide a safer and more effective healthcare solution for treating heart arrhythmias using magnetic catheters within the heart.

"We are pleased that the U.S. Department of Health and Human Services recognizes the potential impact that Stereotaxis’ innovative technologies can have for patients suffering from diseases of the heart," said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. "These grants will allow Stereotaxis to further enhance and expand the capabilities of our technology in an effort to treat the most common type of heart arrhythmias, atrial fibrillation, as well as ventricular tachycardia and other cardiovascular disorders."

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.